Exhibit 99.1

Matthew Skelly

Investor Relations

(215) 832-4120

(215) 561-5692 (fax)

Atlas Pipeline Partners, L.P. Completes Sale of Elk City System for $686 Million

Philadelphia, PA – September 17, 2010 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL” or “Atlas Pipeline”) announces that it has completed the sale of its Elk City system to Enbridge Energy Partners, L.P for $686.1 million in cash, including a positive working capital adjustment. APL will use net proceeds to repay all but $40 million of its senior secured debt. Net proceeds from the transaction will repay APL’s $422 million secured term loan and $250 million of its revolving credit facility, leaving approximately $340 million of liquidity under this line.

Eugene Dubay, the Partnership’s Chief Executive Officer stated, “We are pleased to announce the closing of the Elk City transaction. By using the proceeds to deleverage and improve the balance sheet, our company is positioned to take advantage of our significant organic growth projects in the Marcellus shale and Mid-Continent. We look forward to operating from a position of strength and flexibility.”

Atlas Pipeline Partners, L.P. is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, northern and western Texas and the Texas panhandle, APL owns and operates eight active gas processing plants and a treating facility, as well as approximately 9,100 miles of active intrastate gas gathering pipeline. In Appalachia, APL is a 49% joint venture partner with Williams in Laurel Mountain Midstream, LLC, which manages a natural gas gathering system focused on the Marcellus Shale in southwestern Pennsylvania. For more information, visit the Partnership’s website at www.atlaspipelinepartners.com or contact investorrelations@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 1.9% general partner interest, all the incentive distribution rights and approximately 5.8 million common and 15,000 $1,000 par value 12% preferred limited partner units of Atlas Pipeline Partners, L.P.

Atlas Energy, Inc. is one of the largest independent natural gas producers in the Appalachian and Michigan Basins and a leading producer in the Marcellus Shale in Pennsylvania. Atlas Energy, Inc. is also the country’s largest sponsor and manager of tax-advantaged energy investment partnerships. Atlas Energy also owns 1.1 million common units in Atlas Pipeline Partners, L.P. and a 64% interest in Atlas Pipeline Holdings. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. We do not undertake any duty to update any forward-looking statement except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.